SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): May 24, 2011

VANITY EVENTS HOLDING, INC.

 (Exact name of Company as specified in charter)

Delaware	000- 52524	43-2114545
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

110 Front Street
Brookings, South Dakota 57006
(Address of principal executive offices) (zip code)

 (605) 692-8226
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Company under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  1.01          Entry into a Material Definitive Agreement.

On May 24, 2011, Vanity Events Holding, Inc. (the “Company”) entered into a non-exclusive license agreement (the “Agreement”) with Planet Sorb LLC (“Sorbco”) pursuant to which the Company will have the non-exclusive right and license to (i) market, sell, distribute and otherwise deal in commerce with certain Sorbco products in the United States through any media and (ii) use Sorbco’s trademark.  The Agreement shall have an initial term commencing on the date of the Agreement and ending on May 31, 2011, and shall continue on a month-to-month basis thereafter unless terminated by either party on not less than thirty (30) days’ notice prior to the end of the initial term or any month-to-month extension.

 The foregoing information is a summary of the agreement involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review such agreements for a complete understanding of the terms and conditions associated with this transaction.

ITEM 8.01           Other Events

On May 24, 2011, the Company issued a press release stating that in an effort to conserve operating capital at this time, it has decided it will no longer hold its Special Meeting of Stockholders originally scheduled to take place on Tuesday, June 7, 2011, at 1:00 p.m. Eastern Time at Best Western Plus Windsor Inn, 12210 Biscayne Blvd., North Miami, Florida 33181. The Company currently anticipates on holding an annual meeting of shareholders during the second half of 2011.

A copy of the press release is attached hereto as exhibit 99.1.

ITEM 9.01           Financial Statements and Exhibits.

(d)           Exhibits.
10.1	License Agreement, dated May 24, 2011, by and between Vanity Events Holding, Inc. and Planet Sorb LLC

99.1	Press Release, dated May 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANITY EVENTS HOLDING, INC.

Dated: May 31, 2011	By:	/s/ Lloyd Lapidus
Name: Lloyd Lapidus
Title: Interim Chief Executive Officer